UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. )*




                           Select Medical Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  816196-10-9
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                February 26, 2003
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)



     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

                /_/     Rule 13d-1(b)
                /x/     Rule 13d-1(c)
                /_/     Rule 13d-1(d)

     ---------------
     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior coverage page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 Pages

CUSIP No. 816196-10-9                 13G                     Page 2 of 5 Pages

--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Robert A. Ortenzio

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)     /_/
                                                             (b)     /x/

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

------------------------ ----- -------------------------------------------------
   NUMBER OF
     SHARES             5.    SOLE VOTING POWER                      2,343,265
  BENEFICIALLY
    OWNED BY             ----- -------------------------------------------------
      EACH
   REPORTING             6.    SHARED VOTING POWER                     246,857
  PERSON WITH
                         ----- -------------------------------------------------

                         7.    SOLE DISPOSITIVE POWER                2,343,265

                         ----- -------------------------------------------------

                         8.    SHARED DISPOSITIVE POWER                246,857

--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,590,122
--------- ----------------------------------------------------------------------

10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES                                               /_/
--------- ----------------------------------------------------------------------

11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.3%
--------- ----------------------------------------------------------------------

12.       TYPE OF REPORTING PERSON

          IN
--------- ----------------------------------------------------------------------

CUSIP No. 816196-10-9                 13G                     Page 3 of 5 Pages

Item 1(a).   Name of Issuer:

          Select Medical Corporation

Item 1(b).   Address of Issuer's Principal Executive Offices:

         4716 Old Gettysburg Road
         P.O. Box 2034
         Mechanicsburg, PA 17055

Item 2(a).   Name of Person Filing:

          Robert A. Ortenzio


Item 2(b).   Address of Principal Business Office or, if None, Residence:

         4716 Old Gettysburg Road
         P.O. Box 2034
         Mechanicsburg, PA 17055

Item 2(c).   Citizenship:

          United States


Item 2(d).   Title of Class of Securities:

          Common Stock, par value $.01 per share

Item 2(e) CUSIP Number:

          816196-10-9

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

         (a) /_/ Broker or dealer registered under Section 15 of the Exchange Act.

         (b) /_/ Bank as defined in Section 3(a)(6) of the Exchange Act.

         (c) /_/ Insurance company as defined in Section 3(a)(19) of the Exchange Act.

         (d) /_/ Investment company registered under Section 8 of the Investment Company Act.

         (e) /_/ An   investment   adviser   in   accordance   with   Rule
                 13d-1(b)(1)(ii)(E);

         (f) /_/ An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         (g) /_/ A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

         (h) /_/ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

CUSIP No. 816196-10-9                 13G                      Page 4 of 5 Pages

         (i) /_/ A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

         (j) /_/ Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)     Amount beneficially owned: 2,590,122

         (b)     Percent of class: 5.3%

         (c)     Number of shares as to which such person has:


         (i)     Sole power to vote or to direct the vote
                 2,343,265

         (ii)    Shared power to vote or to direct the vote
                 246,857

         (iii)   Sole power to dispose or to direct the disposition of
                 2,343,265

         (iv)    Shared power to dispose or to direct the disposition of
                 246,857


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          N/A

Item 8.   Identification and Classification of Members of the Group.

          N/A


Item 9.  Notice of Dissolution of Group.

         N/A

CUSIP No. 816196-10-9                 13G                      Page 5 of 5 Pages

Item 10.  Certifications.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







                                                     /s/ Robert A. Ortenzio
                                                     ---------------------------
                                                     Robert A. Ortenzio
Dated: March 7, 2003


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties for whom copies are to be sent.

Attention: International misstatements or omissions of fact constitute Federal criminal violations. (See 18 U.S.C. 1001)